CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
OF
SOLARFLEX CORP.

Solarflex Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

Article I. The Board of Directors of the Company (the “Board”), acting by written consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution authorizing the Company to effect a ten-for-one (10:1) forward stock split of the Common Stock, par value $0.0001, whereby every one (1) issued and outstanding share of the Company’s Common Stock (including each share of treasury stock), shall automatically and without any action on the part of the holder thereof be split into ten (10) fully paid and nonassessable shares of Common Stock of the Company (the “Common Stock”) and to file this Certificate of Amendment:

Article FOURTH of the Certificate of Incorporation of the Company is hereby deleted in its entirety and amended and restated as follows:

“The Corporation shall be authorized to issue two billion (2,000,000,000) shares of capital stock, of which one billion nine hundred and eighty million (1,980,000,000) shares shall be shares of common stock, par value $0.0001 per share (“Common Stock”) and twenty million (20,000,000) shares shall be shares of preferred stock, par value of $0.0001 per share, which may be issued in one or more series (“Preferred Stock”). The Board of Directors of the Corporation is authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof pursuant to Section 151 of the Delaware General Corporation Law; and the 13,500,000 shares of Common Stock that are issued and outstanding shall be subject to a forward split on a ten-for-one (10:1) basis."

Article II. That in lieu of a meeting and vote of stockholders, the holders of a majority in interest of record of the issued and outstanding shares of Common Stock have given Written Consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

Article III. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, said Solarflex Corp. has caused this certificate to be signed by Sergey Rogov, its Chief Executive Officer & Chairman of the Board, this 20th day of September 2013.

SOLARFLEX CORP.

By: Sergey Rogov, CEO and Chairman

Dated: September 20, 2013